Exhibit 10.3(d)

July 15, 2014

1347 Capital Corp.

150 Pierce Road, 6th Floor

Itasca, IL 60143

EarlyBirdCapital, Inc.

275 Madison Avenue, 27th Floor

New York, New York 10016

Re:	Initial Public Offering

Gentlemen:

This letter is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and between 1347 Capital Corp., a Delaware corporation (the “Company”), and EarlyBirdCapital, Inc., as Representative (the “Representative”) of the several Underwriters named in Schedule I thereto (the “Underwriters”), relating to an underwritten initial public offering (the “IPO”) of the Company’s units (the “Units”), each comprised of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), one right (“Right”) to receive one-tenth of one share of Common Stock upon consummation of the Company’s initial Business Combination, and one warrant to purchase one-half of one share of Common Stock (“Warrant”). Certain capitalized terms used herein are defined in paragraph 14 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the IPO, and in recognition of the benefit that such IPO will confer upon the undersigned as a stockholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees with the Company as follows:

1.	If the Company solicits approval of its stockholders of a Business Combination, the undersigned will vote all shares of Common Stock beneficially owned by him, her or it, whether acquired before, in or after the IPO, in favor of such Business Combination.

2.	(a) In the event that the Company fails to consummate a Business Combination within 18 months from the closing of the Company’s IPO (or within 24 months if the Company has entered into a letter of intent or definitive agreement with a target business for a Business Combination within 18 months from the closing but such Business Combination has not yet been consummated within such 18-month period), the undersigned shall take all reasonable steps to (i) cause the Company to cease all operations except for the purpose of winding up, (ii) as promptly as possible, but no more than ten business days after the expiration of such period, redeem 100% of the outstanding IPO Shares for a pro rata portion of the funds held in the Trust Account and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining holders of Common Stock and the Board of Directors, cause the Company to dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

(b) The undersigned hereby waives (i) any and all right, title, interest or claim of any kind in or to any funds in the Trust Account with respect to his, her or its Insider Shares and shares of Common Stock included in the Private Units if the Company fails to consummate a Business Combination within the requisite time period or (ii) their conversion rights with respect to shares of Common Stock held by him her or it in connection with the completion of a Business Combination. The undersigned acknowledges and agrees that there will be no distribution from the Trust Account with respect to any Rights or Warrants held by the undersigned, all of which will terminate on the Company’s liquidation.

3.	The undersigned will escrow all of his, her or its Insider Shares pursuant to the terms of a Stock Escrow Agreement which the Company will enter into with the undersigned and an escrow agent acceptable to the Company.

4.	In order to minimize potential conflicts of interest which may arise from multiple affiliations, the undersigned agrees to present to the Company for its consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire a target business, until the earlier of (i) the consummation by the Company of a Business Combination and (ii) 24 months from the date of the prospectus for the IPO, subject to any pre-existing fiduciary and contractual obligations the undersigned might have to another entity.

5.	The undersigned acknowledges and agrees that prior to entering into a Business Combination with a target business that is affiliated with any Insiders of the Company or their Affiliates, such transaction must be approved by a majority of the Company’s disinterested independent directors and the Company must obtain an opinion from an independent investment banking firm that such Business Combination is fair to the Company’s unaffiliated stockholders from a financial point of view.

6.	Neither the undersigned, any member of the immediate family of the undersigned, nor any Affiliate of the undersigned will be entitled to receive and will not accept any fees, reimbursements or other cash payments prior to, or for services rendered in order to effectuate, the consummation of the Business Combination; provided that the Company shall be allowed (i) to repay at the consummation of a Business Combination a non-interest bearing loan in an aggregate amount of $125,000 made to the Company by 1347 Investors LLC to cover the IPO expenses, (ii) to pay $10,000 per month to 1347 Capital LLC for office space and related services, subject to adjustment as described in the Registration Statement, (iii) to repay working capital loans made to the Company upon consummation of a Business Combination or, at the discretion of the lender, with respect to up to an aggregate of $500,000 of working capital loans from all lenders, by converting such loans into Private Units at a price of $10.00 per unit, as more fully described in the Registration Statement, and (iv) reimburse the undersigned and any Affiliate of the undersigned for their out-of-pocket expenses incurred in connection with identifying, investigating and consummating a Business Combination.

7.	Neither the undersigned, any member of the immediate family of the undersigned, nor any Affiliate of the undersigned will be entitled to receive or accept a finder’s fee or any other compensation in the event the undersigned, any member of the immediate family of the undersigned or any Affiliate of the undersigned originates a Business Combination.

8.	The undersigned agrees to serve as President, Chief Executive Officer and Director of the Company until the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company. The undersigned’s biographical information previously furnished to the Company and the Representative is true and accurate in all material respects, does not omit any material information with respect to the undersigned’s biography and contains all of the information required to be disclosed pursuant to Item 401 of Regulation S-K, promulgated under the Securities Act of 1933. The undersigned’s FINRA Questionnaire and Regulation D Compliance Certification previously furnished to the Company and the Representative are true and accurate in all material respects.

9.	The undersigned has full right and power, without violating any agreement by which he, she or it is bound, to enter into this letter agreement and to serve as President, Chief Executive Officer and Director of the Company.

10.	The undersigned hereby waives his, her or its right to exercise conversion rights with respect to any shares of Common Stock owned or to be owned by the undersigned, directly or indirectly, whether purchased by the undersigned prior to the IPO, in the IPO or in the aftermarket, and agrees that he will not seek conversion with respect to, or otherwise sell, such shares in connection with any vote to approve a Business Combination with respect thereto.

11.	The undersigned hereby agrees to not propose, or vote in favor of, an amendment to Article Sixth of the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of the IPO Shares if the Company does not complete a Business Combination within the requisite time period, unless the Company provides its public stockholders with the opportunity to redeem their IPO Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held therein and not previously released to the Company to pay its franchise and income taxes, divided by the number of then outstanding IPO Shares.

12.	This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The undersigned hereby (i) agrees that any action, proceeding or claim against him, her or it arising out of or relating in any way to this letter agreement (a “Proceeding”) shall be brought and enforced in the courts of the State of New York of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive, and (ii) waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

13.	As used herein, (i) “Affiliate” shall have the meaning given to such term in Rule 405 under the Securities Act of 1933, as amended, (ii) a “Business Combination” shall mean a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities; (iii) “Insiders” shall mean all officers, directors and stockholders of the Company immediately prior to the IPO; (iv) “Insider Shares” shall mean all of the shares of Common Stock of the Company acquired by an Insider prior to the IPO; (v) “IPO Shares” shall mean the shares of Common Stock issued in the Company’s IPO; (vi) “Private Units” shall mean (x) the Units purchased in the private placement taking place simultaneously with the consummation of the Company’s IPO, (y) the additional Units that will be purchased in a private placement upon the full or partial exercise of the underwriter’s over-allotment option for the Company’s IPO and (z) Units issued upon conversion of up to $500,000 in working capital loans made to the Company by the Insiders; (vii) “Registration Statement” means the registration statement on Form S-1 filed by the Company with respect to the IPO; and (viii) “Trust Account” shall mean the trust account into which a portion of the net proceeds of the Company’s IPO will be deposited.

14.	Any notice, consent or request to be given in connection with any of the terms or provisions of this letter agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

15.	No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This letter agreement shall be binding on the parties hereto and any successors and assigns thereof.

16.	The undersigned acknowledges and understands that the Underwriters and the Company will rely upon the agreements, representations and warranties set forth herein in proceeding with the IPO.

Sincerely,

By:	/s/ Gordon G. Pratt
Gordon G. Pratt

Acknowledged and Agreed:

1347 CAPITAL CORP.

By:	/s/ Gordon G. Pratt
Name: Gordon G. Pratt
Title: President, Chief Executive Officer and Director

[Signature page to Letter Agreement]